EXHIBIT 99.1

NOT FOR IMMEDIATE RELEASE

FXCM ADOPTS STOCKHOLDER RIGHTS PLAN

NEW YORK—January 30, 2015-- FXCM Inc. (NYSE:FXCM), a leading online provider of foreign exchange, or FX, trading and related services, today announced that its Board of Directors has adopted a Stockholder Rights Plan (the “Rights Plan”) and declared a dividend distribution of one right on each outstanding share of the Company’s Class A common stock.

The Company’s Board of Directors is committed to acting in the best interests of all of its stockholders.  The Rights Plan is intended to enable all of the Company’s stockholders to realize the full value of their investment in the Company.  It is also designed to reduce the likelihood that any person or group would gain control of the Company by open market accumulation or other coercive takeover tactics without paying a control premium for all shares.  The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s stockholders.

Under the terms of the Rights Plan, rights to purchase one one-thousandth (1/1000) of a share of a new Series A Junior Participating Preferred Stock of the Company (the “Rights”) at a price of $11.20 per one one-thousandth (1/1000) of a share will be issued at the rate of one right for each outstanding share of the Company’s common stock held of record on February 9, 2015.  Under the terms of the Rights Plan, the Rights will initially trade together with the Company’s Class A common stock and will not be exercisable.  In the absence of further action by the Company’s Board of Directors, the Rights will generally become exercisable and allow the holder to acquire the shares of the Company’s common stock at a discounted price if (a) a person or group acquires beneficial ownership of 10% or more of the Company’s outstanding common stock or (b) any person or group commences a tender or exchange offer, the consummation of which would result in such person or group acquiring beneficial ownership of 10% or more of the Company’s outstanding common stock.  Rights held by the person or group triggering the rights will become void and will not be exercisable.

The issuance of Rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the Company and will not change the manner in which the Company’s Class A common stock is currently traded.

Further details about the rights plan will be contained in a Form 8-K to be filed by FXCM with the U.S. Securities and Exchange Commission.

Disclosure Regarding Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM’s current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the FXCM’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, consequences of the adoption of the Rights Plan, risks associated with the events that took place in the currency markets on January 15, 2015 and the impact to FXCM’s capital structure, risks associated with FXCM’s ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia,  risks related to FXCM’s dependence on FX market makers, market conditions, and those other risks described under “Risk Factors” in FXCM Inc.’s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with the FXCM’s Consolidated Financial Statements and the Notes thereto contained in the FXCM’s Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc.(NYSE:FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research throughDailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all.Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.
CONTACT: FXCM Inc.

Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jklein@fxcm.com
investorrelations@fxcm.com